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THIS AGREEMENT made the   day of         2000 BETWEEN ENTERPRISE IRELAND of
Wilton Park House, Wilton Place, Dublin 2 (hereinafter called the "Vendor") of the one part and STOCKER & YALE INC. a Massachusetts corporation with a principal place of business located at 32 Hampshire Road, Salem, New Hampshire, USA (hereinafter called the "Purchaser").

NOW IS IT HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

         "Company" means Corkopt Limited, a company registered in Ireland under registration number 218133.

         "Completion" means completion under clause 4 of the purchase and sale of the Shares.

         "Completion Date" means the   day of         2000 or such later date
         as may be agreed between the parties.

         "Latest Completion Date" means the   day of         2000.

         "Issued Share Capital" means the entire issued share capital of the Company comprising the following: 31, 312 "A" ordinary shares of (pound)1 each, 36,534 "C" ordinary shares of (pound)1 each, 10,000 redeemable preference shares of (pound)1 each, BUT EXCLUDING the 297,000 "B" ordinary shares of (pound)1 each issued under the Business Expansion Scheme.

         "Shares" means together the 36,534 "C" ordinary shares of IR(pound)1 each (the "C Shares") and 10,000 Redeemable Preference Shares of IR(pound)1 each (the "Preference Shares") in the share capital of the Company registered in the name of the Vendor.

         "Warranties" means the warranties to be given by the Vendor as set out in the Schedule hereto.

1.2 Words denoting the singular shall include the plural and vice versa. Words denoting any gender shall include all genders and words denoting persons shall include corporations.

2.       SALE AND PURCHASE

Subject to clause 3 below, the Vendor shall sell as beneficial owner and the Purchaser shall purchase the Shares free from all liens, charges and encumbrances and with all rights now or hereafter attaching thereto with effect from completion.

3.       CONDITION PRECEDENT

The within sale is subject to the Purchaser on or prior to the Completion Date acquiring all of the Issued Share Capital. If the Purchaser has not acquired the entirety of the Issued Share Capital by the Latest Completion Date, the Purchaser may by notice in writing rescind the within Agreement which shall then be at an end.


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4.       PURCHASE PRICE

The purchase price for the Shares shall be the sum of $255,798 payable by bankers draft or telegraphic transfer. The entirety of the purchase price shall be paid at completion. The said price is calculated as follows based on a conversion rate of $1.15 to IR(pound)1 :-

Preference Shares:                                            $ 11,500
Accrued Dividends on Preference Shares                        $    498
C shares                                                      $243,800
                                                             ----------
                                                              $255,798

5.       COMPLETION

5.1 Completion shall take place at the offices of Ronan Daly Jermyn Solicitors, 12 South Mall, Cork on the Completion Date and all matters set out at subclauses 5.2 and 5.3 shall be effected.

5.2      The Purchaser shall:

         1. Pay to the Vendor the Purchase Price by bankers draft or telegraphic transfer


5.3      The Vendor shall deliver to the Purchaser:


         i. Duly completed and signed share transfer accompanied by the relative share certificate in respect of the Shares in favour of the Purchaser.


        ii.        The Warranties executed under the seal of the Vendor.

6.       AGREEMENT

This Agreement constitutes the whole agreement between the parties hereto relating to its subject matter and no variations hereof shall be effective unless in writing.

7.       CLAUSE HEADINGS

The clause headings in this Agreement are for the convenience of the parties only and shall not affect its interpretation.

8.       GOVERNING LAW

The construction, validity and performance of this Agreement shall be governed by the laws of Ireland.


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                                    SCHEDULE

Warranties


1. The Vendor is the sole beneficial owner of the Shares and the Shares are free from all liens, charges and encumbrances.

2. There are no agreements or arrangements in force, other than this Agreement which grant to any person the right to call for the transfer of the shares SAVE THAT under the Articles of Association of the Company the holders of the "A" Shares have rights of pre-emption in relation to any sale of the Shares.


SIGNED for and on
behalf of the Vendor
in the presence of;


SIGNED for and on behalf
of the Purchaser in the
presence of;


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                                                 Dated the     day of      2000






                                                 ENTERPRISE IRELAND
                                                                   (VENDOR)

                                                 AND

                                                 STOCKER & YALE INC.
                                                                   (PURCHASER)

                                                             AGREEMENT
















                                               Ronan Daly Jermyn
                                               Solicitors
                                               12 South Mall
                                               Cork
                                               Ref: Corkopt 9367 Enterprise
                                                    Ireland Agreement